UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 8, 2008

PLY GEM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-114041	20-0645710
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5020 WESTON PARKWAY, SUITE 400 CARY, NORTH CAROLINA	27513
(Address of principal executive offices)	(Zip Code)

(919) 677-3900
(Registrant’s Telephone Number, Including Area Code)

185 Platte Clay Way
Kearney, Missouri 64060
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Doc #:NY6:812250.2

FORWARD-LOOKING INFORMATION

Certain statements made in this Form 8-K, including any statements as to future results of operations and financial projections, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management's expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company's filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K.

ITEM 7.01                                REGULATION FD DISCLOSURE

For the reasons discussed below, Ply Gem Industries, Inc. (“the Company”) has entered into discussions with the agent bank under its Senior Term Loan Credit Agreement in order to seek amendments to the Leverage Ratio financial covenant contained in the credit agreement.

At December 31, 2007 the Company was required to maintain a Leverage Ratio not greater than 6.75:1.  At December 31, 2007 the Company was in compliance with the Leverage Ratio and is compliant on March 29, 2008 which is the end of the Company’s fiscal first quarter in 2008.

In April 2008, the Company revised its 2008 forecast in response to market wide increases in raw material prices and fuel costs, as well as continued declines in both the residential new construction and repair/remodeling markets.  Under the revised forecast, the Company expects to report lower Adjusted EBITDA as defined in our senior term loan credit agreement.  As a result of the expected decline in our Adjusted EBITDA, the Company does not expect to comply with the Leverage Ratio required for the fiscal quarters in 2008 following the first fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Company Name

Dated: May 8, 2008	By:	/s/ Shawn K. Poe
Name: Shawn K. Poe
Title: Vice President, Chief Financial Officer
Treasurer and Secretary